Summary of Loan Agreement Entered into by and between Shenzhen BAK Battery Co., Ltd. (“the Company”) and Shenzhen Eastern Branch, Agricultural Bank of China (“the Creditor”) dated January 6th, 2009.

Main contents
➢	Contract number: 81101200900000019;
➢	Loan principal: RMB 75 million;
➢	Loan term: from January 6th, 2009 to January 5th, 2010;
➢	Floating interest rate: annually 5.31%, rate adjustment in a 3-month cycle;
■	Interest accrued and settled per month, interest settlement day is the 20th day of each month;
■	Penalty interest rate for delayed repayment: 5.31% plus 50% *5.31%;
■	Penalty interest rate for embezzlement of loan proceeds: 5.31% *1;

➢	Purpose of the loan is to provide working capital for purchasing raw material of the Company;
➢	Advanced repayment of loan needs to be approved by the Creditor;
➢
Breach of contract penalties: correct the breach of contract in time limit; suspension of loan unprovided; release loan agreement, demand prepayment of loan principal and interest before maturity; imposition of punitive interest incurred due to delayed loan; imposition of punitive interest for embezzlement of loan; imposition of plural interest for unpaid interest; withdraw from any accounts of the Company the loan principal, interest and other fees; compensation for the Creditor’s expenses incurred due to demanding the loan principal and interest in case of litigation; publicize the breach of contract, etc.

➢	Supplemental: This Loan Agreement is in compliance with the Comprehensive Credit Facility Agreement of Maximum Amount (No.81001200813170001).

Headlines of the articles omitted:
➢	Loan arrangement
➢	Interest clearing of the loan
➢	Payment of the loan
➢	Interest penalty of loan
➢	Guarantee of the loan agreement
➢	Rights and obligation of the Company
➢	Rights and obligations of the Creditor
➢	Disputation settlement
➢	Validity
➢	Text
➢	Notification